Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-64346, No. 333-134583, and No. 333-139968) of Hampton Roads Bankshares, Inc. of our report dated June 29, 2009, relating to the financial statements and supplemental schedule of the VBA Defined Contribution Plan for Bank of Hampton Roads, which appears in this Annual Report on Form 11-K of the VBA Defined Contribution Plan for Bank of Hampton Roads for the year ended December 31, 2008.

/s/ Yount, Hyde & Barbour, P.C.

YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

June 29,2009